FOR IMMEDIATE RELEASE	Contact:	Heather Browne
May 7, 2008	Director, Communications
713-753-3775
heather.browne@kbr.com

Rob Kukla, Jr.
Director, Investor Relations
713-753-5082
investors@kbr.com

KBR ANNOUNCES PLANS TO ACQUIRE BE&K, Inc.

Houston, Texas – KBR (NYSE: KBR) today announced that it has signed a definitive agreement that allows the company to proceed with plans to acquire 100% ownership of BE&K, Inc., a privately held, Birmingham, Alabama based engineering, construction and maintenance services company. The transaction, which is subject to regulatory approval, is valued at $550 million, subject to a post-closing adjustment.

With revenues for the year ended March 30, 2008, of approximately $2 billion, BE&K serves both domestic and international customers, and employs roughly 9,000 people. BE&K’s international operations are located in Poland and Russia. According to Engineering News Record (ENR), in 2007, BE&K was the 39th largest design firm as well as the 48th largest contractor. BE&K also maintains Top 10 ENR positions in the areas of: pulp and paper contracting, pulp and paper design, chemical plant design, operations and maintenance design, chemical plant contracting, industrial process contracting, aerospace contracting and food processing plant contracting. In addition to these offerings, BE&K also provides services to commercial and industrial clients, including healthcare and education markets, through its Buildings Group, and provides premier construction and facility life-cycle services to the United States Government.

“Growing our Services business unit remains a key strategic objective for KBR. Acquiring BE&K is a significant step in re-establishing KBR as a leading North American contractor and maintenance services provider,” said William P. Utt, KBR Chairman, President and CEO.

“BE& K brings new people, skills and access to new markets to KBR, giving us the opportunity to dramatically strengthen KBR’s engineering, construction and maintenance activities, not only in North America, but internationally as well. We look forward to welcoming BE&K’s employees to KBR and anticipate building a strong and successful future together.”

“This sale is the logical next step in the company’s growth,” said Mike Goodrich, BE&K Chairman and CEO. “This will bring both companies into new markets while growing those which BE&K already serves. Equally important, our cultures, values and the way we treat our employees, clients and communities are very similar. We look forward to building on our common excellence in these foundation qualities.”

“KBR was built on a rich legacy of construction, fabrication and maintenance, that dates back over 100 years,” added David Zimmerman, President, KBR Services. “That legacy has provided us the foundation on which we can continue to build our domestic engineering, construction and industrial services business. With a similar legacy, the added service offerings, geographic position and key client relationships that BE&K will bring to KBR, positions the company for growth and future success in these markets.”

KBR will host a conference call on Wednesday, May 7, 2008 at 7:30 a.m. Central Time

(8:30a.m Eastern Time). Interested parties may participate by telephone at (913) 325-4824.

A passcode is not required. In addition, participants may listen to the presentation live over the Internet by accessing the link to the webcast at www.kbr.com. Please log-in to the webcast or dial-in approximately 15 minutes prior to the call’s start time.

For your convenience, a copy of the conference call presentation will be available on KBR’s website to download by 7:15 a.m. Central Time on the morning of the conference call. A replay will be available on the website for seven days. Also, a replay may be accessed by telephone at (888) 203-1112, passcode 6274831.

KBR is a global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. The company offers a wide range of services through its Downstream, Government and Infrastructure, Services, Technology, Upstream and Ventures business segments. For more information, visit www.kbr.com.

NOTE: The statements in this press release that are not historical statements are forward-looking statements within the meaning of federal securities laws. These statements are subject to numerous risks and uncertainties, including those detailed in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q filed during this fiscal year, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements.